THIRD AMENDMENT
HENDERSON GLOBAL FUNDS
DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”) to the Henderson Global Funds Distribution Agreement (the “Distribution Agreement”) dated as of March 31, 2009 by and between Henderson Global Funds (the “Trust”), and Foreside Fund Services, LLC (“Foreside”) is effective as of December 31, 2010.

WHEREAS, the Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to the Distribution Agreement being herein referred to as a “Fund,” and collectively as the “Funds”) and the Trust offers shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a “Class,” and collectively as the “Classes”);

WHEREAS, the Trust desires that Foreside offer, as principal underwriter, the Shares of each Fund and Class thereof to the public and Foreside is willing to provide those services on the terms and conditions set forth in the Distribution Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

WHEREAS, Adviser and Foreside desire to amend the Distribution Agreement to reflect the addition of the Henderson Emerging Markets Opportunities Fund and a name change and new Class A and Class C shares for Henderson International All Cap Equity Fund (formerly Henderson International Equity Fund);

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Foreside hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

2.	As of the Effective Date, Appendix A to the Distribution Agreement is amended and restated as provided in Exhibit A attached hereto.

3.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under in and accordance with, the laws of the State of Delaware.

4.	Except as expressly amended hereby, all of the provisions of the Distribution Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HENDERSON GLOBAL FUNDS

By:           /s/ Chris Yarbrough
Chris Yarbrough
  Secretary

FORESIDE FUND SERVICES, LLC

By:           /s/ Richard J. Berthy
Richard J. Berthy
 Vice President

HENDERSON GLOBAL FUNDS
DISTRIBUTION AGREEMENT

Appendix A
As of December 31, 2010

Funds of the Trust	Classes of the Trust	Distribution Fees Payable to Foreside*	Shareholder Service Fees Payable to Foreside*
Henderson European Focus Fund	A B C W	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson Global Technology Fund	A B C W	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson International Opportunities Fund	A B C R W	0.25% 0.75% 0.75% 0.50% None	None 0.25% 0.25% None None
Henderson Worldwide Income Fund	A B C	0.25% 0.75% 0.75%	None 0.25% 0.25%
Henderson Japan-Asia Focus Fund	A C	0.25% 0.75%	None 0.25%
Henderson Global Equity Income Fund	A C W	0.25% 0.75% None	None 0.25% None
Henderson Global Opportunities Fund	A C	0.25% 0.75%	None 0.25%
Henderson International All Cap Equity Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson Emerging Markets Opportunities Fund	A C I	0.25% 0.75% None	None 0.25% None

Henderson Money Market Fund	A B C Z	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson Emerging Markets Opportunities Fund	A C Institutional	0.25% 0.75% _____	None 0.25% _____

*  Fee as a % of the annual average daily net assets of the Fund